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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13D
                                AMENDMENT NO. 3
                              UNDER THE SECURITIES
                                  EXCHANGE ACT
                                    OF 1934

                         ORCHARD SUPPLY HARDWARE STORES
                                  CORPORATION
                           (NAME OF SUBJECT COMPANY)

                             SEARS, ROEBUCK AND CO.
                            GROVE ACQUISITION CORP.
                                    (BIDDER)

                          COMMON STOCK, $.01 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   685691107
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                             MICHAEL D. LEVIN, ESQ.
                             SEARS, ROEBUCK AND CO.
                               3333 BEVERLY ROAD
                        HOFFMAN ESTATES, ILLINOIS 60179
                           TELEPHONE: (847) 286-2500
(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZEDTO RECEIVE NOTICES AND
                      COMMUNICATIONS ON BEHALF OF BIDDER)

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                                    COPY TO:

                            MARC D. BASSEWITZ, ESQ.
                                LATHAM & WATKINS
                            SEARS TOWER, SUITE 5800
                             233 SOUTH WACKER DRIVE
                          CHICAGO, ILLINOIS 60606-6401
                           TELEPHONE: (312) 876-7700

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                                  SCHEDULE 13D

  CUSIP NO. 68569110-7


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 1NAME OF REPORTING PERSON: GROVE ACQUISITION CORP.
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 36-4104633

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 2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (A) [_]
                                                               (B) [_]

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 3SEC USE ONLY

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 4SOURCE OF FUNDS

  AF

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 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(D) OF 2(E) [_]

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 6CITIZENSHIP OR PLACE OF ORGANIZATION

  STATE OF DELAWARE

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                 7SOLE VOTING POWER


   NUMBER OF    ---------------------------------------------------------------
     SHARES      8SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH

                ---------------------------------------------------------------
                 9SOLE DISPOSITIVE POWER

                ---------------------------------------------------------------
                10SHARED DISPOSITIVE POWER

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11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  8,222,423

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12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               [_]

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13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  100%

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14 TYPE OF REPORTING PERSON

  CO

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                                  SCHEDULE 13D

  CUSIP NO. 68569110-7


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 1NAME OF REPORTING PERSON: SEARS, ROEBUCK AND CO.
  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 36-1750680

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 2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                               (A) [_]
                                                               (B) [_]

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 3SEC USE ONLY

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 4SOURCE OF FUNDS

  WC

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 5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
   2(D) OF 2(E) [_]

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 6CITIZENSHIP OR PLACE OF ORGANIZATION

  STATE OF NEW YORK

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                 7SOLE VOTING POWER


   NUMBER OF    ---------------------------------------------------------------
     SHARES      8SHARED VOTING POWER
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH

                ---------------------------------------------------------------
                 9SOLE DISPOSITIVE POWER

                ---------------------------------------------------------------
                10SHARED DISPOSITIVE POWER

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11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  8,222,423

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12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                               [_]

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13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
  100%

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14 TYPE OF REPORTING PERSON

  CO

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  This Amendment to Schedule 13D amends Schedule 13D filed with the Securities
Exchange Commission on August 21, 1996, by Sears, Roebuck and Co. (the "Parent") and Grove Acquisition Corp. (the "Purchaser") with respect to the offer to purchase all of the shares of Common Stock, par value $.01 per share (the "Shares"), of Orchard Supply Hardware Stores Corporation (the "Company").

  Items 4 and 5 of the Schedule 13D (which were set forth as Item 6 of Schedule 14D-1 filed by the Parent and the Purchaser), are each hereby amended to add the following information:

  On September 26, 1996, the Purchaser merged with and into the Company pursuant to a Certificate of Ownership and Merger filed on that date with the Delaware Secretary of State under which all of the outstanding Shares of common stock of the Company not previously owned by the Purchaser or the Parent were converted into the right to receive $35 per share in cash and the outstanding shares of the Purchaser were converted into shares of common stock of the surviving corporation. As a result, the Parent has voting and dispositive power with respect to 100% of the outstanding shares of common stock of the Company as the surviving corporation.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

  (a)(11)
      Press Release issued by the Parent on September 26, 1996.


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                                   SIGNATURE

  AFTER DUE INQUIRY AND TO THE BEST OF THE UNDERSIGNED'S KNOWLEDGE AND BELIEF, THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, CORRECT AND COMPLETE.

                                          Sears, Roebuck and Co.

                                                  /s/ Gary L. Crittenden
                                          By __________________________________
                                                 Executive Vice President

Dated: September 26, 1996


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                                   SIGNATURE

  AFTER DUE INQUIRY AND TO THE BEST OF THE UNDERSIGNED'S KNOWLEDGE AND BELIEF, THE UNDERSIGNED CERTIFIES THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, CORRECT AND COMPLETE.

                                          Grove Acquisition Corp.

                                                  /s/ Gary L. Crittenden
                                          By __________________________________
                                                Executive Vice Presidentand
                                                         Treasurer

Dated: September 26, 1996

                                       6
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                                 EXHIBIT INDEX

                                                               SEQUENTIALLY
 EXHIBIT                                                         NUMBERED
 NUMBER                      DESCRIPTION                           PAGE
 -------                     -----------                       ------------
 (a)(11) Press Release issued by the Parent on September 26,
          1996.

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